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                                                                 EXHIBIT 99.1
[logo]
GENENCOR INTERNATIONAL, INC.


NEWS FROM

925 Page Mill Road
Palo Alto, CA 94304
650-846-7500 phone
650-845-6507 fax
www.genencor.com


                                                  FOR MORE INFORMATION CONTACT:
                                                  Tom Rathjen, +1-650-846-7500


                     GENENCOR REPORTS SECOND QUARTER RESULTS

                    -Second Quarter EPS Doubles Versus 2002-

         Palo Alto, Calif., July 31, 2003 - Genencor International, Inc. (NASDAQ: GCOR) today reported that, for the quarter ended June 30, 2003, total revenues increased by 6% to $96.3 million, compared to $90.6 million in the second quarter of 2002. Product revenues increased 5% over the second quarter of 2002 to $89.7 million. Fees and royalty revenues were $6.6 million compared to $5.2 million for the same period in 2002, an increase of 28%.

         For the second quarter of 2003, Genencor reported net income available to common stockholders of $5.8 million or $0.10 per diluted share, compared to a net income available to common stockholders of $3.0 million or $0.05 per diluted share, for the second quarter of 2002. The increase was driven primarily by a reduced effective income tax rate.

         "The doubling of our second quarter earnings per share versus 2002 demonstrates Genencor's financial strength," said Raymond Land, senior vice president and chief financial officer of Genencor. "This strong financial performance in the second quarter has further increased our financial expectations for the year," said Land.



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         For the six months ended June 30, 2003, total revenues were $192.0 million, compared to $171.4 million for the same period in 2002. Net income available to common stockholders was $10.5 million, or $0.18 per diluted share for the six months ended June 30, 2003, compared to $0.1 million, or approximately breakeven, for the same period in 2002. Before restructuring and related charges of $16.4 million, or $10.3 million on an after-tax basis, primarily related to the acquisition of Enzyme Bio-Systems, Ltd., the company would have reported net income available to common stockholders of $10.5 million, or $0.17 per diluted share for the six months ended June 30, 2002.

FINANCIAL RESULTS BY SEGMENT

          The Bioproducts segment develops and delivers products and services for the industrial, consumer and agri-processing markets to a global customer base. All of the company's current product revenues are derived from this segment. For the three months ended June 30, 2003, the Bioproducts segment achieved operating income of $17.7 million as compared to operating income of $18.8 million for the second quarter of 2002. For the six months ended June 30, 2003, the Bioproducts segment achieved operating income of $36.8 million as compared to operating income of $18.6 million for the same period in 2002. In the 2002 period, Bioproducts recorded restructuring and related costs of $16.4 million. Before these restructuring and related charges, the segment would have reported operating income of $35.0 million for the six months ended June 30, 2002.

         The Health Care segment is focused on expanding the company's current technology and product platforms into the health care market. This segment is primarily engaged in the performance of research and development, securing intellectual property and the establishment of strategic investments and collaborations. For the second quarter of 2003, the Health Care segment experienced an operating loss of $7.5 million as compared to an operating loss of $9.7 million for the same period in 2002. For the six months ended June 30, 2003, the Health Care segment experienced an operating loss of $15.4 million as compared to an operating loss of $19.4 million for the same period in 2002.

BUSINESS UPDATE

         "We are pleased with another good quarter and strong first half of 2003," said Jean-Jacques Bienaime, chairman, chief executive officer and president of Genencor. "With a keen eye on expanding our core business, plus excitement surrounding growth opportunities, Genencor has again raised its guidance for the full year 2003," said Bienaime. "With 27 patent applications filed in the second quarter, plus receiving grants of 13 patents in the U.S. and 6 in Europe, Genencor is maintaining its leadership position in the movement toward a biobased economy," said Bienaime.


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Bioproducts

         Genencor's Bioproducts business enjoyed an increase in product revenue, the result of market growth aided by the successful integration of Genencor's 2002 acquisition of Rhodia's brewing and specialty enzyme business, as well as a strong euro.

         As recently announced, Genencor and the UK's Health Protection Agency
(HPA) have reached an important development milestone in their collaboration to develop a process to eradicate infectious prions. This process, developed by the HPA, utilizes a proprietary thermostable Genencor protease enzyme to destroy prions, which are widely seen as the causative agent of bovine spongiform encephalopathy, or mad cow disease. The human variant is Creutzfeld-Jakob Disease. Reports are being prepared, including animal studies, for submission to the regulatory authorities in the UK. Once completed, protocol guidance from the UK Department of Health will be sought for application of the process to the decontamination of surgical instruments. Discussions are underway with potential commercial collaborators to bring this technology to market upon completion of final studies, which are expected in 12-18 months.

         During the quarter, Genencor and DuPont received the Environmental Protection Agency Presidential Green Chemistry Award for their work in developing a biobased process to make the monomer 1,3 propanediol. This technological breakthrough permits the ultimate manufacture of a polymer that is both biodegradable and less expensive to produce, compared to traditional chemical synthesis.

         With the successful completion of the company's collaboration with the Department of Energy's National Renewable Energy Laboratory, Genencor continues to pursue opportunities associated with the conversion of agricultural waste streams into fermentable sugars, and ultimately ethanol, plastics and other bioproducts. The company is also continuing to pursue opportunities in the areas of personal care and Silicon Biotechnology(TM).

Warehouse Inventory Loss

         During the quarter, Genencor sustained damage to its finished bioproduct inventory as a result of an accident in a third party warehouse in Rotterdam, the Netherlands. The company does not expect to sustain a net financial loss as a result of the accident. While there has been no material interruption in product flow to our customers, the company reduced its inventories by approximately $7.5 million to reflect the estimated amount of product that was lost. In addition, approximately $1.0 million of other costs were incurred as a result of the accident. These amounts have been recorded in other current assets as a receivable from the company's insurer. Certain reduced profits and additional costs, such as production inefficiencies, additional freight and use of overtime are reflected in the results of operation for the second quarter. While the company believes that these reduced profits and additional costs will be subject to insurance recovery, the company is unable to estimate the ultimate recovery at this time.


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Health Care

         Genencor's Health Care business continued to make progress during the second quarter of 2003. The hepatitis B (HBV) immunotherapeutic program is proceeding toward clinical evaluation and remains on schedule for an IND filing late in 2003 or in early 2004.

         As announced earlier this week, Genencor has extended and modified its collaboration agreement with Seattle Genetics in the area of targeted pro-drug cancer therapeutics. The revised agreement further supports Genencor's internal program to apply its protein engineering capabilities to create lead molecules that target tumors posing significant unmet therapeutic needs. This program is a core element of Genencor's health care strategy to strengthen the development of its product pipeline in key areas of focus that move the company closer to product commercialization. As part of this strategy, Genencor continues its evaluation of in-licensing opportunities to acquire compelling product candidates that complement its research activities.

         Construction on Genencor's Rochester, New York facility for the clinical-scale manufacture of human therapeutic proteins is on track for completion later this year. Facility start-up and validation is expected to occur in early 2004. Once online, this site is expected to produce pharmaceutical grade materials for Genencor's pre-clinical and clinical studies of drug candidates.

2003 GUIDANCE UPDATE

         Genencor now estimates product revenue for the full year 2003 to be within the $350 million to $360 million range. Estimates for fees and royalty revenues remain in the same range of $20 million to $24 million. Operating income is expected to be in the $26 million to $30 million range. With regard to the Bioproducts segment, we expect operating income in the $62 million to $64 million range and a Health Care segment operating loss in the $34 million to $36 million range for 2003. Earnings per diluted share estimates are being raised to $0.18 to $0.20 for the full year 2003. Estimated research and development costs are expected to be between $70 million and $75 million. The company has not included, in its 2003 guidance, an estimate of the final warehouse accident insurance recovery impact on its 2003 results of operation. Genencor will provide updates to its annual guidance as appropriate in its next quarterly earnings release. Genencor does not provide quarterly guidance.

ABOUT GENENCOR

         Genencor International, Inc. (www.genencor.com) is a diversified biotechnology company that develops and delivers innovative products and services into the health care, agri-processing, industrial and consumer markets. Using an integrated set of technology platforms, Genencor's products deliver innovative and sustainable solutions to many of the problems of everyday life.


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         Genencor traces its history to 1982 and has grown to become a leading biotechnology company, with over $350 million in year 2002 annual revenues. Genencor has principal offices in Palo Alto, California; Rochester, New York; and Leiden, the Netherlands.

                                      # # #


This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These include statements concerning plans, objectives, goals, strategies, future events or performance and all other statements which are other than statements of historical fact, including without limitation, statements containing words such as "believes," "anticipates," "expects," "estimates," "projects," "will," "may," "might" and words of a similar nature. Such statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Some important factors that could cause actual results to differ include dependence on the efforts of third parties; dependence on new and uncertain technology and its uncertain application to new business ventures; regulatory actions or delays, or uncertainties related to product development, testing or manufacturing; ability to form and maintain strategic alliances; ability to complete certain transactions and realize anticipated benefits from acquisitions; dependence on certain intellectual property rights of both Genencor and third parties; the competitive nature of Genencor's industry and risks of obsolescence of certain technology; and ability to develop viable products for the health care market including the achievement of successful clinical and pre-clinical results. These and other risk factors are more fully discussed in Genencor's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission. The forward-looking statements contained in this release represent the judgment of Genencor as of the date of this report. Genencor disclaims, however, any intent or obligation to update any forward-looking statements.


CONFERENCE CALL INFORMATION

You are invited to listen to Genencor's second quarter financial results conference call that will be broadcast live over the Internet on July 31 at 5:00 p.m., EDT, with Jean-Jacques Bienaime, chairman, chief executive officer and president of Genencor, and Raymond J. Land, senior vice president and chief financial officer of Genencor. The company will discuss forward-looking information and review financial results on this call. To access the webcast, please log on to the Internet at http://www.shareholder.com/genencor/MediaRegister.cfm?. Please connect to the website at least 15 minutes prior to the call to ensure adequate time to register and log on. The webcast will be made available at this URL, as well as posted to the "Investor Relations" section of Genencor's website, www.genencor.com. You may also dial-in to the conference call at 800-450-0785 (domestic) or 612-332-0632 (international.) Please call in approximately ten minutes before the call is scheduled to begin.


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                  GENENCOR INTERNATIONAL, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                           THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                JUNE 30,                           JUNE 30,
                                                       ----------------------------------------------------------------
                                                          2003              2002             2003              2002
                                                       ----------------------------------------------------------------
                                                              (UNAUDITED)                          (UNAUDITED)
Revenues:
      Product revenue                                  $  89,744         $  85,470         $ 179,782         $ 161,018
      Fees and royalty revenues                            6,603             5,162            12,226            10,424
                                                       ---------------------------------------------------------------
      Total revenues                                      96,347            90,632           192,008           171,442


Operating expenses:
      Cost of products sold                               51,786            46,096           102,627            88,214
      Research and development                            16,833            17,310            33,293            32,942
      Sales, marketing and business development            7,902             8,566            15,601            15,708
      General and administrative                           7,982             8,264            15,783            16,296
      Amortization of intangible assets                    1,498             1,327             2,890             2,634
      Restructuring and related charges                     --                  85              --              16,379
      Other expense/(income)                                  54            (2,110)              759            (3,457)
                                                       ---------------------------------------------------------------
      Total operating expenses                            86,055            79,538           170,953           168,716



Operating income                                          10,292            11,094            21,055             2,726

Non operating expenses/(income):
      Investment expense                                   1,018              --               1,018              --
      Interest expense                                     1,569             2,044             3,589             4,564
      Interest income                                     (1,558)           (1,311)           (2,403)           (2,712)
                                                       ---------------------------------------------------------------
      Total non operating expenses/(income)                1,029               733             2,204             1,852
                                                       ---------------------------------------------------------------

Income before income taxes                                 9,263            10,361            18,851               874


Provision for/(benefit from) income taxes                  1,644             5,578             4,712            (2,850)
                                                       ---------------------------------------------------------------
Net income                                             $   7,619         $   4,783         $  14,139         $   3,724
                                                       ===============================================================
Net income available to holders of common stock        $   5,800         $   2,964         $  10,501         $      86
                                                       ===============================================================

Earnings per common share:
      Basic                                            $    0.10         $    0.05         $    0.18         $    0.00
                                                       ===============================================================
      Diluted                                          $    0.10         $    0.05         $    0.18         $    0.00
                                                       ===============================================================

Weighted average common shares:
      Basic                                               58,570            59,679            58,534            59,668
                                                       ===============================================================
      Diluted                                             60,230            60,147            59,515            60,132
                                                       ===============================================================



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                  GENENCOR INTERNATIONAL, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)


                                                             JUNE 30,          DECEMBER 31,
                                                               2003                2002
                                                             --------            --------
                                                           (UNAUDITED)
ASSETS
Current assets:
     Cash and cash equivalents                               $155,381            $169,001
     Other current assets                                     153,650             133,360
                                                             --------            --------
               Total current assets                           309,031             302,361
Property, plant and equipment, net                            220,162             217,110
Goodwill                                                       29,379              29,384
Intangible assets, net                                         44,070              45,898
Other assets                                                   63,862              60,169
                                                             --------            --------
Total assets                                                 $666,504            $654,922
                                                             ========            ========


LIABILITIES, REDEEMABLE PREFERRED STOCK AND
STOCKHOLDERS' EQUITY
Current liabilities                                          $ 96,166            $ 99,318
Long-term debt and capital lease obligations                   63,328              90,887
Other long-term liabilities                                    32,311              26,710
                                                             --------            --------
               Total liabilities                              191,805             216,915
                                                             --------            --------

Redeemable preferred stock                                    173,388             169,750

Stockholders' equity                                          301,311             268,257
                                                             --------            --------
Total liabilities, redeemable preferred stock and
stockholders' equity                                         $666,504            $654,922
                                                             ========            ========

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                  GENENCOR INTERNATIONAL, INC. AND SUBSIDIARIES

                          UNAUDITED SEGMENT INFORMATION
                             (AMOUNTS IN THOUSANDS)



--------------------------------------------------------------------------------------------------------------------------------
FOR THE THREE MONTHS ENDED JUNE 30, 2003
--------------------------------------------------------------------------------------------------------------------------------
                                                                                             Corporate         Consolidated
                                    Bioproducts        Health Care     Segment Subtotal      and Other            Totals
--------------------------------------------------------------------------------------------------------------------------------
Product revenue                      $89,744            $  --               $89,744            $  --              $89,744
Fees and royalty revenues              6,453                150               6,603               --                6,603
Total revenues                        96,197                150              96,347               --               96,347
Research and development              10,914              5,919              16,833               --               16,833
Operating income/(loss)               17,737             (7,536)             10,201                 91             10,292


--------------------------------------------------------------------------------------------------------------------------------
FOR THE THREE MONTHS ENDED JUNE 30, 2002
--------------------------------------------------------------------------------------------------------------------------------
                                                                                             Corporate         Consolidated
                                    Bioproducts        Health Care     Segment Subtotal      and Other            Totals
--------------------------------------------------------------------------------------------------------------------------------
Product revenue                      $85,470            $  --               $85,470            $  --              $85,470
Fees and royalty revenues              5,162               --                 5,162               --                5,162
Total revenues                        90,632               --                90,632               --               90,632
Research and development              10,282              7,028              17,310               --               17,310
Operating income/(loss)               18,798             (9,669)              9,129              1,965             11,094


--------------------------------------------------------------------------------------------------------------------------------
FOR THE SIX MONTHS ENDED JUNE 30, 2003
--------------------------------------------------------------------------------------------------------------------------------
                                                                                             Corporate         Consolidated
                                    Bioproducts        Health Care     Segment Subtotal      and Other            Totals
--------------------------------------------------------------------------------------------------------------------------------
Product revenue                      $179,782           $   --              $179,782           $   --             $179,782
Fees and royalty revenues              12,001                225              12,226               --               12,226
Total revenues                        191,783                225             192,008               --              192,008
Research and development               21,234             12,059              33,293               --               33,293
Operating income/(loss)                36,795            (15,442)             21,353               (298)            21,055


--------------------------------------------------------------------------------------------------------------------------------
FOR THE SIX MONTHS ENDED JUNE 30, 2002
--------------------------------------------------------------------------------------------------------------------------------
                                                                                             Corporate         Consolidated
                                    Bioproducts        Health Care     Segment Subtotal      and Other            Totals
--------------------------------------------------------------------------------------------------------------------------------
Product revenue                      $ 161,018          $    --             $ 161,018          $    --            $ 161,018
Fees and royalty revenues               10,349                 75              10,424               --               10,424
Total revenues                         171,367                 75             171,442               --              171,442
Research and development                18,756             14,186              32,942               --               32,942
Operating income/(loss)                 18,575            (19,391)               (816)             3,542              2,726




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